Exhibit 2.1
Execution Copy

ASSET PURCHASE AGREEMENT

between

GLOBAL MONTELLO GROUP CORP.
AND
GLOBAL ENERGY MARKETING LLC

(with GLOBAL GP LLC joining in for certain limited purposes, and GLOBAL PARTNERS LP joining in for purposes of guaranteeing the obligations of the Sellers and Global GP LLC hereunder)

on the one hand,

and

SPRAGUE OPERATING RESOURCES LLC

and
SPRAGUE ENERGY SOLUTIONS INC.

(with SPRAGUE RESOURCES LP joining in for purposes of guaranteeing the obligations of the Buyers hereunder)

on the other hand,

December 30, 2016

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TABLE OF CONTENTS

ARTICLE I	DEFINITIONS 1

ARTICLE II	PURCHASE AND SALE 8

Section 2.01	Purchase and Sale of Assets 8

Section 2.02	Excluded Assets 8

Section 2.03	Assumed Liabilities 9

Section 2.04	Excluded Liabilities 10

Section 2.05	Purchase Price 11

Section 2.06	Allocation of Purchase Price 12

Section 2.07	Third Party Consents 12

Section 2.08	Apportionment 13

ARTICLE III	CLOSING 14

Section 3.01	Closing 14

Section 3.02	Closing Deliverables 14

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF SELLERS 15

Section 4.01	Organization and Qualification of Seller 15

Section 4.02	Authority of Seller 16

Section 4.03	No Conflicts; Consents 16

Section 4.04	Financial Statements 17

Section 4.05	Absence of Certain Changes, Events and Conditions 17

Section 4.06	Material Contracts 18

Section 4.07	Title to Purchased Assets 21

Section 4.08	Natural Gas Inventory 21

Section 4.09	Customers and Suppliers 21

Section 4.10	Insurance 22

Section 4.11	Legal Proceedings; Governmental Orders 22

Section 4.12	Compliance with Laws; Permits 22

Section 4.13	Employee Benefit Matters 23

Section 4.14	Employment Matters 24

Section 4.15	Taxes 25

Section 4.16	Brokers 25

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYERS 26

Section 5.01	Organization of Buyers 26

Section 5.02	Authority of Buyers 26

Section 5.03	No Conflicts; Consents 26

Section 5.04	Brokers 26

Section 5.05	Sufficiency of Funds 27

Section 5.06	Legal Proceedings 27

ARTICLE VI	COVENANTS 27

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Section 6.01	Conduct of Business Prior to the Closing 27

Section 6.02	Access to Information 28

Section 6.03	No Solicitation of Other Bids 28

Section 6.04	Notice of Certain Events 29

Section 6.05	Employees and Employee Benefits 31

Section 6.06	Confidentiality 32

Section 6.07	Non-Competition; Non-Solicitation 32

Section 6.08	Books and Records 34

Section 6.09	Closing Conditions 34

Section 6.10	Public Announcements 34

Section 6.11	Bulk Sales Laws 35

Section 6.12	Receivables 35

Section 6.13	Transfer Taxes 35

Section 6.14	Tax Notifications 35

Section 6.15	Use of Name 36

Section 6.16	Further Assurances 36

Section 6.17	Customer Notices 36

ARTICLE VII	CONDITIONS TO CLOSING 36

Section 7.01	Conditions to Obligations of All Parties 36

Section 7.02	Conditions to Obligations of Buyers 36

Section 7.03	Conditions to Obligations of Seller 38

ARTICLE VIII	INDEMNIFICATION 40

Section 8.01	Survival 40

Section 8.02	Indemnification by Seller 40

Section 8.03	Indemnification by Buyers 41

Section 8.04	Certain Limitations 41

Section 8.05	Indemnification Procedures 42

Section 8.06	Payments 44

Section 8.07	Tax Treatment of Indemnification Payments 44

Section 8.08	Effect of Investigation 44

Section 8.09	Exclusive Remedies 44

ARTICLE IX	TERMINATION 44

Section 9.01	Termination 44

Section 9.02	Effect of Termination 45

Section 9.03	Termination Fee 45

ARTICLE X	MISCELLANEOUS 46

Section 10.01	Expenses 46

Section 10.02	Notices 46

Section 10.03	Disclosure Schedule 47

Section 10.04	Interpretation 48

Section 10.05	Headings 48

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Section 10.06	Severability 48

Section 10.07	Entire Agreement 48

Section 10.08	Successors and Assigns 48

Section 10.09	No Third-party Beneficiaries 49

Section 10.10	Amendment and Modification; Waiver 49

Section 10.11	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial 49

Section 10.12	Specific Performance 50

Section 10.13	Counterparts 50

Exhibits

Exhibit A    -    Bill of Sale
Exhibit B    -    Assignment and Assumption Agreement
Exhibit C    -    Transition Services Agreement

Schedules

Schedule I    -    Procedures for Determination and Adjustment of Total Basis Valuation             Amount
Schedule II    -    Procedures for Determination and Adjustment of Financial Position
Amount
Schedule III    -    Procedures for Determination of Natural Gas Inventory and Determination
and Adjustment of Natural Gas Inventory Amount
Schedule IV    -    Acquired Security Deposits
Schedule V    -    Tangible Personal Property

Disclosure Schedules

2.01(b)    -    Assigned Contracts
2.03(b)    -    Assumed Customer Credit Balances
2.03(c)    -    Assumed Customer Deposits
2.03(f)    -    Other Assumed Liabilities
4.01    -    Foreign Qualifications
4.03    -    Consents and Notices
4.05    -    Changes Since June 30, 2016
4.05(i)    -    Changes in Compensation, Benefits, Etc.
4.05(l)    -    Changes in Employment Arrangements
4.05(m)    -    Adoption of Plan of Merger, Etc.
4.06(a)    -    Material Contracts
4.06(c)    -    Consents to Assignment
4.06(f)    -    Standard Forms of Customer Contracts
4.07    -    Encumbrances and Permitted Encumbrances
4.09(a)    -    Material Customers
4.09(b)    -    Material Suppliers

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4.10    -    Insurance Policies
4.11(a)    -    Actions
4.11(b)    -    Governmental Orders
4.12(b)    -    Permits
4.13(a)    -    Benefit Plans
4.13(d)    -    Benefit Plan Audits and Examinations
4.14(a)    -    Employees
4.14(b)    -    Labor Disruptions
4.14(c)    -    Employment Agreements
4.15    -    Taxes
5.03    -    Buyers’ Consents and Notices

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ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of December 30, 2016, is entered into between (i) Global Montello Group Corp., a Delaware corporation (“GMG”), and Global Energy Marketing LLC, a Delaware limited liability company, (“GEM” and, together with GMG, each a “Seller” and, together, the “Sellers”), on the one hand, and (ii) Sprague Operating Resources LLC, a Delaware limited liability company, (“Sprague Operating”), and Sprague Energy Solutions Inc., a Delaware corporation (“Sprague Energy” and, together with Sprague Operating, each a “Buyer” and, together, the “Buyers”), on the other hand. For purposes of the Global GP Provisions (as defined below) only, Global GP LLC, a Delaware limited liability company that employs the Business Employees (as defined below) (“Global GP”) joins in this Agreement. For purposes of the guarantees set forth on the signature pages hereto, Global Partners LP, a Delaware limited partnership (“Global Partners”), and Sprague Resources LP, a Delaware limited partnership (“Sprague Resources”), join in this Agreement. Buyer(s) and Seller(s) are sometimes hereinafter referred to each as a “Party” and collectively as the “Parties”.
RECITALS
A.    Sellers, together, are engaged in the business of purchasing, marketing and selling natural gas and the provision of electricity brokerage services primarily to industrial and commercial customers throughout the Territory (as defined below) (the “Business”). The definition of “Business” shall not include Sellers electric municipal aggregation business.
B.    This Agreement contemplates a transaction in which Buyers will purchase certain assets of Sellers used in or related to the Business and assume certain liabilities of Sellers relating to the Business.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
The following terms have the meanings specified or referred to in this Article I:
“Accounts Receivable” has the meaning set forth in Section 2.02(b).
“Acquired Security Deposits” means those cash security deposits and surety bonds, if any, for the account of Sellers set forth on Schedule IV.
“Acquisition Proposal” has the meaning set forth in Section 6.03(a).
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry or audit by a Governmental Authority, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

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“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Assigned Contracts” has the meaning set forth in Section 2.01(b).
“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02.
“Assumed Customer Credit Balances” has the meaning set forth in Section 2.03(b).
“Assumed Customer Deposits” has the meaning set forth in Section 2.03(c).
“Assumed Liabilities” has the meaning set forth in Section 2.03.
“Basket” has the meaning set forth in Section 8.04(a).
“Benefit Plan” means each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Global GP for the benefit of any current or former employee, officer, director, manager, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyers or any of their Affiliates would reasonably be expected to have any Liability, contingent or otherwise.
“Bill of Sale” has the meaning set forth in Section 3.02.
“Business” has the meaning set forth in the recitals.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or required by Law to be closed for business.
“Business Employee” means each employee of the Business listed on Schedule VI.
“Buyer” and “Buyers” have the respective meanings set forth in the preamble.
“Buyers Closing Certificate” has the meaning set forth in Section 7.03(f).
“Buyers Fundamental Representations” has the meaning set forth in Section 8.01.
“Buyers Indemnitees” has the meaning set forth in Section 8.02.
“Confidentiality Agreement” means the confidentiality letter agreement, dated June 9, 2016, by and between Global Partners and Sprague Resources.

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“Cap” has the meaning set forth in Section 8.04(a).
“Closing” has the meaning set forth in Section 3.01.
“Closing Date” has the meaning set forth in Section 3.01.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreements” means any collective bargaining or other agreement between Sellers and any Union relating to the Business, including any agreement relating to any Multiemployer Plan.
“Contracts” means all contracts, leases licenses, instruments, notes, commitments, undertakings, and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Current Financial Statements” has the meaning set forth in Section 4.04.
“Customer Information” means all material information, not more than two (2) years old as of the Closing Date, regarding the customers of the Business contained in Sellers’ paper and electronic files, including all customer Contracts, confirmations and correspondence, all data in Sellers’ Nexant or other software/electronic storage system, individual customer pricing spreadsheets and, if available, all pricing models in Box linked to Seller’s Smartsheet Natural Gas Deal Books, and all other material work product of Sellers used to schedule, balance and track customers of the Business for operations, risk management and sales and marketing purposes relating to the Business.
“Direct Claim” has the meaning set forth in Section 8.05(c).
“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyers concurrently with the execution and delivery of this Agreement, as they may be updated pursuant to Section 6.04.
“Disclosure Schedule Supplement” has the meaning set forth in Section 6.04(b).
“Discussion Notice” has the meaning set forth in Section 6.04(c).
“Dollars or $” means the lawful currency of the United States.
“EB Assets” means the Purchased Assets relating to the electricity brokerage portion of the Business.
“EB Assigned Contracts” means the Assigned Contracts included among the EB Assets.
“EB Liabilities” means the Assumed Liabilities associated with the EB Assigned Contracts.
“Encumbrance” means any charge, claim, pledge, condition, equitable interest, lien (statutory or other), option, security interest, or right of first refusal.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

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“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” has the meaning set forth in Section 2.02.
“Excluded Contracts” has the meaning set forth in Section 2.02(a).
“Excluded Liabilities” has the meaning set forth in Section 2.04.
“Financial Statements” has the meaning set forth in Section 4.04.
“Forward Positions” shall mean Sellers’ existing forward NYMEX positions, other financial positions and supply basis positions relating exclusively to the Business as reflected on Schedule I and Schedule II.
“Forward Positions Assignment and Assumption Agreement” has the meaning set forth in Section 3.02.
“Fraud Matters” means any fraud, criminal activity, willful misconduct or willful misrepresentation.
“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.
“Global GP” has the meaning set forth in the preamble.
“Global GP Provisions” means Sections 2.04(c), 4.01(c), 4.02, 4.03, 4.13, 4.14, 4.15, 6.05 and 6.14.
“Global Partners” has the meaning set forth in the Preamble.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Indemnified Party” has the meaning set forth in Section 8.05.
“Indemnifying Party” has the meaning set forth in Section 8.05.
“Intellectual Property” means all intellectual property rights of the Sellers (including all trade secrets, copyrights and know-how) contained in or embodied by the Customer Information.
“Knowledge of Buyers” or “Buyers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of Brian Weego, and such knowledge as such person would be expected to have as a result of the performance of his duties for the Buyers in the ordinary course.

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“Knowledge of Sellers” or “Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of Jane Michalek, Eileen Sweeney and Perry Bernstein, and such knowledge as such persons would be expected to have as a result of the performance of their duties for the Sellers in the ordinary course.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“LDC” has the meaning set forth in Section 2.08(e).
“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include consequential damages (including without limitation, lost profits, provided that, lost profits over the remaining term of a Material Customer Contract shall not be excluded from the definition of Losses with respect to any breach of any representation or warranty relating to such Material Customer Contract), or punitive damages, except in the case of fraud or willful misconduct or to the extent actually awarded to a Governmental Authority or other unaffiliated third party.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of either Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in applicable Laws or accounting rules, including GAAP; or (iv) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) and (ii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such an event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.
“Material Contracts” has the meaning set forth in Section 4.06(a).
“Material Customers” has the meaning set forth in Section 4.09(a).
“Material Customer Contracts” means each Contract with a Material Customer.
“Material Suppliers” has the meaning set forth in Section 4.09(b).
“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.

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“Natural Gas Inventory” means the physical inventory of fungible, marketable natural gas that is usable and salable in the Ordinary Course of Business and included as part of the Purchased Assets, which physical inventory shall be determined in the manner specified on Schedule III attached hereto.
“Natural Gas Inventory Amount” means the value of the Natural Gas Inventory as determined in the manner specified on Schedule III attached hereto.
“New Jersey Notice” has the meaning set forth in Section 6.14.
“Non-Terminating Parties” has the meaning set forth in Section 9.03.
“NYMEX” means the New York Mercantile Exchange.
“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).
“Organizational Documents” means, with respect to a Person that is an artificial legal entity, such Person’s certificate or articles of incorporation or organization, bylaws, operating or limited liability company agreement, trust instrument, partnership agreement or other fundamental organizational or governing document.
“Party” and “Parties” have the meanings respectively set forth in the preamble.
“Payment Period” means any period of time for which payments have been made in advance by Seller or are to be made in arrears by Buyers.
“Permits” means all permits, licenses, approvals, authorizations, registrations and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 4.07(a).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Pre-Closing Tax Period” means any taxable period ending before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending before the Closing Date.
“Purchase of Receivables Agreement” means any agreement entered into by the Sellers in the Ordinary Course of Business with utilities in New York and New Jersey pursuant to which such utilities purchase a Seller’s receivables from end-user customers in connection with the provision of consolidated billing and collections services.
“Purchase Price” has the meaning set forth in Section 2.05.
“Purchased Assets” has the meaning set forth in Section 2.01.
“Qualified Benefit Plan” has the meaning set forth in Section 4.13(a).
“Representative” means, with respect to any Person, any and all officers, employees, counsel and accountants of such Person.
“Restricted Business” means the business of purchasing, marketing and selling natural gas (other than compressed natural gas); brokering electricity to commercial, industrial

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municipal and governmental customers and the provision of electricity aggregation services to municipal and governmental customers.
“Restricted Period” has the meaning set forth in Section 6.07(a).
“Schedule Information” has the meaning set forth in Section 2.05(b).
“Security Deposit Amount” means an amount equal to the sum of the Acquired Security Deposits.
“Seller” and “Sellers” have the respective meanings set forth in the preamble.
“Sellers Closing Certificate” has the meaning set forth in Section 7.02(i).
“Sellers Fundamental Representations” has the meaning set forth in Section 8.01.
“Sellers Indemnitees” has the meaning set forth in Section 8.03.
“Sprague Resources” has the meaning set forth in the preamble.
“Tangible Personal Property” means all of the tangible personal property set forth on Schedule V to be sold to the Buyers by Sellers.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any Schedules or attachment thereto, and including any amendment thereof.
“Terminating Parties” has the meaning set forth in Section 9.03.
“Termination Date” means March 1, 2017.
“Termination Fee” means One Million Five Hundred Thousand Dollars ($1,500,000).
“Territory” means the New England states and the States of New York and New Jersey, and, with respect to electricity brokerage only, the States of Maryland and Pennsylvania, and any other state or territory in which either Seller is conducting the Business as of the Closing.
“Third Party Claim” has the meaning set forth in Section 8.05(a).
“Total Fixed Price Valuation Amount” means the amount calculated in accordance with Schedule II, subject to adjustment as set forth in Section 2.05(b).
“Total Basis Valuation Amount” means the amount calculated in accordance with Schedule I, subject to adjustment as set forth in Section 2.05(b).
“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Transition Services Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

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“Transition Services Agreement” means the Transition Services Agreement to be entered into at the Closing between Buyers and Seller, substantially in the form attached hereto as Exhibit C.
“Union” has the meaning set forth in Section 4.17(b).
“Updated Schedule Information” has the meaning set forth in Section 2.05(b).
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
ARTICLE II
PURCHASE AND SALE
Section 2.01    Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, the applicable Seller shall sell, assign, transfer, convey and deliver to the applicable Buyer, and the applicable Buyer shall purchase from the applicable Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of such Seller’s right, title and interest in, to the following assets of such Seller which relate to, or are used or held for use exclusively in connection with, the Business (collectively, the “Purchased Assets”):
(a)    all Natural Gas Inventory;
(b)    the Contracts, including retail contracts, other revenue producing natural gas and electricity contracts with suppliers, and rights to storage, peaking and transportation capacity, set forth on Section 2.01(b) of the Disclosure Schedules, and, in the case of the Forward Positions, to the extent included in the calculation of the Total Basis Valuation Amount and the Total Fixed Price Valuation Amount (the “Assigned Contracts”);
(c)     the Acquired Security Deposits;
(d)    the Tangible Personal Property;
(e)    all of such Seller’s rights arising on or after the Closing under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;
(f)    all rights arising on or after the Closing to any Actions of any nature available to or being pursued by such Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, including without limitation, all rebates, recoveries, concessions or other awards applicable to periods beginning on or after the Closing resulting from any Action before any public utilities commission or other Governmental Authority, whether currently pending or brought by a Buyer after the Closing, and specifically excluding any Actions relating solely to the Excluded Assets;
(g)    the Customer Information; and
(h)    all goodwill of the Business.

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Section 2.02    Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include any assets not specifically included in the Purchased Assets, including without limitation the following assets (collectively, the “Excluded Assets”):
(a)    cash and cash equivalents;
(b)    all accounts or notes receivable held by Sellers, and any claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);
(c)    all security deposits made by or on behalf of the Sellers, other than the Acquired Security Deposits;
(d)    Contracts that are not Assigned Contracts (the “Excluded Contracts”);
(e)    all of the outstanding capital stock or other equity interests of any subsidiary of Sellers, or any capital stock or other equity interest held by each Seller in any other entity;
(f)    the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Sellers;
(g)    all Benefit Plans and assets attributable thereto;
(h)    all trademarks, domain names and other intellectual property of Sellers (other than the Intellectual Property); and
(i)    the rights which accrue or will accrue to Sellers under the Transaction Documents.
Section 2.03    Assumed Liabilities. Subject to the terms and conditions set forth herein, the applicable Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of the applicable Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:
(a)    all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed on or after the Closing Date and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by such Seller prior to the Closing (it being understood that a breach of an Assigned Contract resulting from the assignment of the Assigned Contract in contravention of the provisions thereof shall not be an Assumed Liability);
(b)    the credit balances owed to customers of the Business, to the extent reflected on Section 2.03(b) of the Disclosure Schedules and supported by screen prints of each customer identifying every credit on account, delivered to Buyers (the “Assumed Customer Credit Balances”);

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(c)    any obligation to return any end-user customer cash deposits of customers of the Business intended as security or credit support and set forth on Section 2.03(c) of the Disclosure Schedules (the “Assumed Customer Deposits”); and
(d)    those other Liabilities of such Seller specifically set forth on Section 2.03(d) of the Disclosure Schedules.
Section 2.04    Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyers shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Sellers or any of their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:
(a)    any Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;
(b)    all trade accounts payable of Sellers to third parties incurred prior to Closing;
(c)    except as otherwise expressly agreed by the parties herein, any Liability for (i) Taxes of Sellers (or any stockholder or Affiliate of Sellers, including Global GP) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Sellers pursuant to Section 6.13; or (iii) other Taxes of Sellers (or any stockholder or Affiliate of Sellers, including Global GP) of any kind or description (including any Liability for Taxes of Sellers (or any stockholder or Affiliate of Sellers, including Global GP) that becomes a Liability of Buyers under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);
(d)    any Liabilities relating to or arising out of the Excluded Assets;
(e)    any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the ownership or operation of the Business or the Purchased Assets to the extent such Action relates to such ownership or operation prior to the Closing Date;
(f)    any Liabilities of Sellers (or any stockholder or Affiliate of Sellers, including Global GP) arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Sellers (or Global GP);
(g)    except as otherwise expressly agreed by the parties in Section 6.05 or the Transition Services Agreement, any Liabilities of Sellers (or any stockholder or Affiliate of Sellers, including Global GP) to or for any present or former employees, officers, directors, retirees, independent contractors or consultants of Sellers (or Global GP), including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses,

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accrued vacation, accrued sick time, accrued holidays, other accrued paid time off, workers’ compensation, severance, retention, termination or other payments, and any Liabilities under the WARN Act;
(h)    any Liabilities under environmental Laws relating to the ownership and/or operation of the Purchased Assets prior to the Closing Date;
(i)    any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, or customer orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Sellers on or before the Closing; or (ii) are not validly and effectively assigned to Buyers pursuant to this Agreement, except as otherwise set forth in Section 2.07 of this Agreement and/or the Transition Services Agreement;
(j)    any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, manager, employee or agent of Sellers (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;
(k)    any Liabilities under the Excluded Contracts or any other Contracts, (i) which are not validly and effectively assigned to Buyers pursuant to this Agreement, except as otherwise set forth in Section 2.07 of this Agreement and/or the Transition Services Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;
(l)    any Liability to any customer of the Business in respect of a credit balance on such customer’s account, other than the Assumed Customer Credit Balances;
(m)    any Liabilities of Sellers to any Affiliate of Sellers;
(n)    any Liabilities associated with debt, loans or credit facilities of Sellers (or any stockholder or Affiliate of Sellers, including Global GP) and/or the Business owing to financial institutions; and
(o)    any Liabilities arising out of, in respect of or in connection with the failure by Sellers or any of their Affiliates to comply with any Law or Governmental Order.
Section 2.05    Purchase Price.
(a)    The aggregate purchase price for the Purchased Assets shall be (i) Seventeen Million Two Hundred Fifty Thousand Dollars ($17,250,000) plus (ii) the Total Basis Valuation Amount (it being understood that, if the Total Basis Valuation Amount is negative, the purchase price shall be reduced by such amount), plus (iii) the Total Fixed Price Valuation Amount (it being understood that, if the Total Fixed Price Valuation Amount is negative, the purchase price shall be reduced by such amount), plus (iv) the Natural Gas Inventory Amount, plus (v) the Security Deposit Amount, minus (vi) an amount equal to the aggregate of the Assumed Customer

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Credit Balances, minus (vii) an amount equal to the aggregate of the Assumed Customer Deposits, plus (viii) the assumption of the Assumed Liabilities (other than the Assumed Customer Credit Balances and the Assumed Customer Deposits). The portion of the Purchase Price represented by clauses (i) through (vii) shall be paid in cash at the Closing by wire transfers of immediately available funds to accounts designated in writing by Sellers. The Purchase Price shall be subject to adjustment as set forth in subsection (b), below, and in Section 2.08 and, with respect to the Natural Gas Inventory Amount, as set forth on Schedule III.
(b)    Each of Schedules I and II include certain exhibits and other information, as identified on such schedules, initially as of the date of this Agreement, which will be updated as of the close of business on the day that is three (3) days prior to the Closing Date (the “Schedule Information”), which information has been used to make a preliminary calculation of the Total Basis Valuation Amount and the Total Fixed Price Valuation Amount. Within ten (10) days following the Closing Date, the Schedule Information shall be updated by Sprague Operating with the applicable information as of the close of business on the Business Day immediately preceding the Closing Date and delivered to Sellers (the “Updated Schedule Information”). Sellers shall have a period of ten (10) days following receipt of the Updated Schedule Information to give Sprague Operating written notice of any objections to the Updated Schedule Information. In the absence of such notice, the Updated Schedule Information shall be deemed to have been agreed to by Sellers. In the event that either or both Seller(s) give(s) such notice, Seller(s) and Sprague Operating will work together in good faith to resolve such objections. In the event that Seller(s) and Sprague Operating are unable to resolve such objections within thirty (30) days after good faith negotiations, the matter will be referred to arbitration in New York, New York before a single arbitrator chosen by mutual agreement of the Parties, and if the Parties cannot agree upon an arbitrator within ten (10) days, then the arbitrator shall be chosen by the American Arbitration Association. The arbitration proceeding shall be conducted in accordance with the Commercial Rules of the American Arbitration Association, and the decision of the arbitrator shall be final and binding on the Parties. The Updated Schedule Information, as finally agreed to by the Parties or determined by the arbitrator, as applicable, shall be used to re-calculate the Total Basis Valuation Amount and the Total Fixed Price Valuation Amount, and the Purchase Price as set forth in Section 2.05(a), shall be recalculated using such new amounts. In the event that the Purchase Price, as adjusted pursuant to this Section 2.05(b), is higher than the Purchase Price paid at Closing, Sprague Operating will promptly (but in any event within three (3) Business Days) pay such difference to the applicable Seller. In the event that the Purchase Price, as adjusted pursuant to this Section 2.05(b), is lower than the Purchase Price paid at Closing, the applicable Seller will promptly (but in any event within three (3) Business Days) refund such difference to Sprague Operating.
Section 2.06    Allocation of Purchase Price. The allocation of the Purchase Price for Tax purposes shall be prepared consistent with the principles of Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Buyers, on the one hand, and Sellers, on the other hand, shall each be entitled to determine their own purchase price allocation with respect to the Purchased Assets.

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Section 2.07    Third Party Consents. To the extent that the applicable Seller’s rights under any Contract constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyers without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and such Seller, at its expense, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair the applicable Buyer’s rights under the Purchased Asset in question so that the applicable Buyer would not in effect acquire the benefit of all such rights, the applicable Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as the applicable Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with such Buyer in any other reasonable arrangement designed to provide such benefits to such Buyer. Both the benefit and the cost of performance of any Contract that would otherwise be an Assigned Contract but for the provisions of this Section 2.07, including, without limitation, any Contracts subject to a Purchase of Receivables Agreement, after the Closing for which a Seller acts as a Buyer’s agent pursuant to this Section 2.07 shall be passed through to such Buyer.
Section 2.08    Apportionment.
(a)    The Purchase Price set forth in Section 2.05 shall be subject to adjustment as set forth in this Section 2.08. In the event that any of the adjustments provided for in this Section 2.08 cannot be calculated as of the Closing Date, the appropriate payment shall be made by Buyers or Sellers, as the case may be, to the other Party as promptly following the Closing Date as is practicable. In no event will any adjustment pursuant to clauses (b) and (c), below, occur later than 18 months following the Closing Date.
(b)    For each Assigned Contract for which payments have been made in advance by a Seller covering a Payment Period that includes time on and after the Closing Date, the Purchase Price shall be increased by the amount determined by multiplying such advance payment by a fraction, the numerator of which is the number of days remaining in the Payment Period from and after the Closing Date and the denominator of which is the total number of days in the Payment Period.
(c)    For each Assigned Contract for which payments are to be made in arrears by a Buyer covering a Payment Period that includes time before the Closing Date, the Purchase Price shall be decreased by the amount determined by multiplying such payment by a fraction, the numerator of which is the number of days in the Payment Period prior to the Closing Date and the denominator of which is the total number of days in the Payment Period.
(d)    The Natural Gas Inventory Payment shall be subject to adjustment following the Closing in accordance with the procedures set forth on Schedule III.
(e)    If, at any time after the Closing, any Party receives a true-up statement from a local distribution company (“LDC”), the Parties will examine such statement, and, if necessary, request from the LDC further information, in order to determine which transactions reflected on

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such statement relate to periods prior to the Closing or after the Closing. The Parties will then work together in good faith in order to determine a payment amount from one Party to the other Party which gives the applicable Seller the aggregate economic benefit or burden, as the case may be, of those transactions occurring prior to the Closing, and Sprague Operating the aggregate economic benefit or burden, as the case may be, of those transactions occurring from and after the Closing. Such payment will be made as promptly as practicable (but in any event within three (3) Business Days) following its determination. Sprague Operating will use commercially reasonable efforts to merge customer pools in a manner which coincides with the beginning of a new true-up cycle or at such time as Sprague Operating has received adequate information from the LDC to make the foregoing determinations.
(f)    If the Purchase Price is adjusted pursuant to this Section 2.08, the allocation of the Purchase Price among the Acquired Assets as set forth in Section 2.06 shall be appropriately modified to reflect such adjustment.
(g)    The foregoing adjustment provisions shall not apply to any Assumed Liability other than those described in subsections (a) and (b) of Section 2.03.
ARTICLE III
CLOSING
Section 3.01    Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Pierce Atwood LLP, One New Hampshire Avenue, Suite 350, Portsmouth, NH 03801 at 10:00 a.m. Eastern time, on February 1, 2017, provided that all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Sellers and Buyers may mutually agree upon in writing, but in no event later than March 1, 2017. The date on which the Closing is to occur is herein referred to as the “Closing Date”. The Closing may take place remotely, by exchange of documents and signatures by email and overnight mail, as counsel to the parties may agree. The Closing will be deemed to be effective at 12:01 a.m., Eastern Time, on the Closing Date.
Section 3.02    Closing Deliverables.
(a)    At the Closing, Sellers shall deliver to Buyers the following:
(i)    One or more bills of sale in the form of Exhibit A hereto (each, a “Bill of Sale”) and duly executed by the applicable Seller, transferring the Tangible Personal Property included in the EB Assets to Sprague Energy and all other Purchased Assets to Sprague Operating;
(ii)    One or more assignment and assumption agreements in the form of Exhibit B hereto (each, an “Assignment and Assumption Agreement”) and duly executed by the applicable Seller, effecting the assignment to and assumption by Sprague Energy of the EB

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Assets and the EB Liabilities and Sprague Operating of all other Purchased Assets and the Assumed Liabilities;
(iii)    One or more assignment and assumption agreements countersigned by each of Mercuria Energy America, Inc., South Jersey Resources Group, LLC and J.P. Morgan Ventures Energy Corporation whereby such parties acknowledge and agree to the assignment of the Forward Positions to which they are a party from the applicable Seller to the applicable Buyer, in form and substance reasonably acceptable to the Buyer (each, a “Forward Positions Assignment and Assumption Agreement”);
(iv)    the Transition Services Agreement, duly executed by Sellers;
(v)    the Sellers’ Closing Certificate;
(vi)    the certificate of the Secretary or Assistant Secretary of each Seller and Global Partners required by Section 7.02(i) and Section 7.02(j); and
(vii)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyers and Sellers, as may be reasonably required to give effect to this Agreement.
(b)    At the Closing, Buyers shall deliver to Sellers the following:
(i)    the cash portion of the Purchase Price as determined in accordance with Section 2.05, by wire transfer of immediately available funds;
(ii)    the Assignment and Assumption Agreements, duly executed by the applicable Buyer;
(iii)    the Forward Positions Assignment and Assumption Agreements, duly executed by the applicable Buyer;
(iv)    the Transition Services Agreement, duly executed by Sprague Operating and Sprague Energy;
(v)    the Buyers’ Closing Certificate;
(vi)    the certificates of the Secretary or Assistant Secretary of each Buyer and Sprague Resources required by Section 7.03(g) and Section 7.03(h); and
(vii)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Sellers and Buyers, as may be reasonably required to give effect to this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

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Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Sellers and Global GP (to the extent of the Global GP Provisions), jointly and severally represent and warrant to Buyers that the statements contained in this Article IV are true and correct as of the date hereof.
Section 4.01    Organization and Qualification of Sellers.
(a)    GMG is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01(a) of the Disclosure Schedules sets forth each jurisdiction in which GMG is licensed or qualified to do business in connection with the Business, and GMG is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership of the Purchased Assets or operation of the Business as currently conducted makes such licensing or qualification necessary.
(b)    GEM is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01(b) of the Disclosure Schedules sets forth each jurisdiction in which GEM is licensed or qualified to do business in connection with the Business, and GEM is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership of the Purchased Assets or operation of the Business as currently conducted makes such licensing or qualification necessary.
(c)    Global GP is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Section 4.01(c) of the Disclosure Schedules sets forth each jurisdiction in which Global GP is licensed or qualified to do business in connection with the Business, and Global GP is duly licensed or qualified to do business and is in good standing in each jurisdiction in which it employs the Business Employees.
Section 4.02    Authority of Seller. GMG has full corporate power and authority, and each of GEM and Global GP has full limited liability company power and authority, to enter into this Agreement and the other Transaction Documents, to carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Sellers and Global GP of this Agreement and the other Transaction Documents, the performance by Sellers and Global GP of their respective obligations hereunder and thereunder and the consummation by Sellers and Global GP of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited liability company action, as applicable, on the part of each Seller and Global GP. This Agreement has been duly executed and delivered by each Seller and Global GP, and (assuming due authorization, execution and delivery by Buyers) this Agreement constitutes a legal, valid and binding obligation of each Seller and Global GP, enforceable against such Seller and Global GP in accordance with its terms. When each other Transaction Document has been duly executed and delivered by each Seller and Global GP (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a

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legal and binding obligation of such Seller or Global GP, as the case may be, enforceable against it in accordance with its terms.
Section 4.03    No Conflicts; Consents. The execution, delivery and performance by Sellers, Global GP and Global Partners of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Sellers, Global GP or Global Partners; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Sellers, Global GP or Global Partners, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or Permit to which either Seller is a party or by which either Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, authorization, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to either Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

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Section 4.04    Financial Statements. Complete copies of the unaudited, internally prepared statements of gross margin of the Business for each month in the period beginning January 1, 2014 through September 30, 2016, including cumulative information for each fiscal year ending December 31 within such period (the “Financial Statements”) have been made available to Buyers, and statements of gross margin for November 2016 (the “Current Financial Statements”) will be made available to Buyer prior to Closing. The Financial Statements have been, and the Current Financial Statements will be, included in the consolidated financial statements of Global Partners prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the monthly statements (but not the cumulative fiscal year information) to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Financial Statements or the Current Financial Statements). The Financial Statements are, and the Current Financial Statements will be, based on the books and records of the Business, are a component of the audited consolidated financial statements of Global Partners (except for those for the period beginning January 1, 2016) and fairly present in all material respects the financial condition of the Business as of the respective dates they were (or will be) prepared and the results of the operations of the Business for the periods indicated. Sellers maintain a standard system of accounting for the Business established and administered in accordance with GAAP.
Section 4.05    Absence of Certain Changes, Events and Conditions. Except as set forth in the Disclosure Schedules, since June 30, 2016, with regard to the Business (excluding the Excluded Assets and the Excluded Liabilities) there has not been any:
(a)    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)    material change in any method of accounting or accounting practice for the Business, except as required by GAAP;
(c)    entry into any Material Contract;
(d)    transfer, assignment, sale or other disposition of any of the Purchased Assets other than in the Ordinary Course of Business, except for (i) the sale of Natural Gas Inventory in the Ordinary Course of Business, and (ii) pursuant to Purchase of Receivables Agreements;
(e)    cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets outside the Ordinary Course of Business;
(f)    acceleration, termination, material modification to or cancellation of any Material Contract, other than the termination or cancellation of any Material Contract in accordance with its terms and in the Ordinary Course of Business;
(g)    imposition of any Encumbrance upon any of the Purchased Assets, other than pursuant to a Purchase of Receivables Agreement;

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(h)    Except as set forth on Section 4.05(h) of the Disclosure Schedules, (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any Business Employee, other than (A) periodic increases in compensation made in the Ordinary Course of Business, (B) as provided for in any written agreements or (C) required by applicable Law, (ii) change in the terms of employment for any employee of the Business, other than periodic increases in compensation made in the Ordinary Course of Business, or any termination of any employees for which the aggregate costs and expenses exceed $50,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, manager, consultant or independent contractor of the Business;
(i)    Except as set forth in Section 4.05(i) of the Disclosure Schedules (or in a side letter delivered by the Sellers on the date hereof), adoption, modification or termination of any employment, severance, retention or other agreement with any Business Employee, whether written or oral;
(j)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any Business Employee;
(k)    except as set forth in Section 4.05(k) of the Disclosure Schedule, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or
(l)    except as set forth in Section 4.05(l) of the Disclosure Schedule, purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Natural Gas Inventory or supplies in the Ordinary Course of Business.
Section 4.06    Material Contracts.
(a)    Section 4.06(a) of the Disclosure Schedules sets forth complete and accurate lists of the following Contracts relating to the Business, organized in accordance with the following clauses (such Contracts, except as otherwise set forth below, being “Material Contracts”):
(i)    all Forward Positions;
(ii)    all of the storage, peaking and transportation capacity, and firm distribution capacity released to Sellers for end-user customers of the Business;
(iii)    all of the end-user Contracts of the Business, including complete and accurate information regarding (A) the product type/structure to be sold thereunder, and (B) volume and price data for each Contract by month during the remaining term of such contract (it

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being understood and agreed that only Material Customer Contracts shall be considered Material Contracts);
(iv)    all credit support agreements or other collateral arrangements relating to the end-user contracts, such as customer provided deposits, letters of credit, corporate or parental guarantees or pre-payment;
(v)    all Contracts (other than end-user Contracts) involving aggregate consideration in excess of $100,000 for the year ending December 31, 2017 and which, in each case, cannot be cancelled without penalty or without more than ninety (90) days’ notice;
(vi)    all Contracts that require Seller to purchase a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions binding on the Seller;
(vii)    all Contracts that provide for the indemnification of any Person, other than customary indemnification provisions included in commercial Contracts in the Ordinary Course of Business, or the assumption of any Tax, environmental or other Liability of any third party outside the Ordinary Course of Business (it being understood that Sellers do not assume the Tax, environmental or other Liabilities of third parties in the Ordinary Course of Business);
(viii)    all broker, commission and marketing Contracts relating to end-user Contracts expected to provide more than $100,000 in revenue in the aggregate for the year ending December 31, 2017;
(ix)    all employment agreements with Business Employees;
(x)    all Contracts with consultants (or similar arrangements) and which are not cancellable without material penalty or without more than ninety (90) days’ notice;
(xi)    all Contracts with any Governmental Authority;
(xii)    all Contracts that limit or purport to limit the ability of either Seller to compete with any Person or in any geographic area or during any period of time;
(xiii)    all joint venture, partnership or similar Contracts (other than with respect to municipal aggregation);
(xiv)    all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;
(xv)    all powers of attorney with respect to the Business or any Purchased Asset (other than any powers of attorney with respect to the filing of reports with the Securities and Exchange Commission or the filing of Tax returns with the Internal Revenue Service or any applicable state departments of revenue); and

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(xvi)    all other Contracts that are material to the Purchased Assets or the operation of the Business.
(b)    Sellers have made available to Buyers a complete and accurate copy of each Contract listed on Section 4.06(a) of the Disclosure Schedule, provided that (i) with respect to customer contracts of Sellers which are standard, Sellers have delivered only Sellers’ standard forms of customer contract and a list of those Persons who are parties each such standard form agreement, including the delivery point for each such customer and a description of the manner in which the agreement entered into with such customer deviates in any material respect from the standard form of customer contract provided to Buyers (ii) certain Contracts specifically identified on Section 4.06(a) of the Disclosure Schedule have not been delivered, or have been delivered in redacted form, due to confidentiality restrictions relating to the terms thereof. The Material Contracts represent all of the contracts and agreements of the types described in Section 4.06(a) relating to or used by Sellers in the Business, other than the Forward Positions. With respect to each Material Contract: (i) it is legal, valid, binding and enforceable and in full force and effect and, to Sellers’ Knowledge, will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; (ii) except as set forth in the Disclosure Schedules and subject to subsections (c), (d) and (e) of this Section 4.06, it is assignable by the applicable Seller to the applicable Buyer without the consent or approval of any party; and (iii) the applicable Seller is not, and, to the Sellers’ Knowledge, no other party thereto, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the Seller’s Knowledge, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by such Seller or, to Seller’s Knowledge, any other party under such agreement.
(c)    Except as set forth on Section 4.06(c) of the Disclosure Schedules, with respect to each Assigned Contract that is an end-user customer contract, each such Assigned Contract is assignable by the applicable Seller to the applicable Buyer without the consent or approval of any party.
(d)    With respect to the Forward Positions, such Forward Positions are assignable by the applicable Seller to the applicable Buyer upon the consent and approval of such Seller’s counterparty.
(e)    With respect to all of the storage, peaking and transportation capacity released to Sellers for end-user customers of the Business, such capacity is assignable by the applicable Seller to the applicable Buyer upon the consent and approval of such Seller’s counterparty, and is governed by the respective local distribution company tariffs with regard to the transfer of customers and assets between marketer pools.
(f)    Section 4.06(f) of the Disclosure Schedules sets forth true, complete and correct copies of each standard form of customer Contract used in the Business. Except as set forth in Section 4.06(f) of the Disclosure Schedules, each actual Contract entered into between Sellers and their respective Customers conforms in all material respects to one of such standard forms.

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(g)    Section 4.06(g) of the Disclosure Schedule sets forth a true, complete and correct list of the following information for all end-user customers party to Contracts that are Assigned Contracts, including full customer names and account numbers associated therewith: (i) date of transaction, (ii) Contract start date, (iii) Contract end date, (iv) volume by month through end of term, (v) MDQ or peak or average day demand (where applicable), baseload and heating increment (where applicable), (vi) Contract sales price, (vii) gated basis and NYMEX (where applicable), (viii) swing risk, (ix) margin, (x) broker name, (xi) broker cost (per unit), (xii) Contract type, (xiii) swing %, (xiv) internal sales agent, (xv) LDC/utility, (xvi) aggregation pool, (xvii) applicable capacity (TCQ) (where applicable), (xviii) load factor (where applicable), (xix) read type (where applicable), and (xx) utility invoiced (Y/N).
Section 4.07    Title to Purchased Assets. The applicable Seller has, and the applicable Buyer will acquire from such Seller at the Closing, good, valid and marketable title to, or a valid leasehold interest in, all of the Purchased Assets which it purports to own or lease. Except as set forth in Section 4.07 of the Disclosure Schedules, all such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(a)    those items identified in Section 4.07 of the Disclosure Schedules under the heading “Permitted Encumbrances”;
(b)    liens for Taxes not yet due and payable, provided that Sellers pay such Taxes when due; and
(c)    mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets.
Section 4.08    Natural Gas Inventory. All Natural Gas Inventory consists of a quality and quantity usable and salable in the Ordinary Course of Business. All Natural Gas Inventory is owned by Seller free and clear of all Encumbrances, and no Natural Gas Inventory is held on a consignment basis.
Section 4.09    Customers and Suppliers.
(a)    Section 4.09(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who is expected to pay aggregate consideration to either Seller for goods or services rendered in an amount greater than or equal to $100,000 for the fiscal year ending December 31, 2017 (collectively, the “Material Customers”); and (ii) the amount of consideration projected to be paid by each Material Customer during such period. Sellers have not received any notice that any of the Material Customers has ceased to use, or intends to cease to use after the Closing, the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.
(b)    Section 4.09(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom either Seller has paid consideration for goods or services rendered in

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an amount greater than or equal to $100,000 for the fiscal year ending December 31, 2017 (collectively, the “Material Suppliers”); and (ii) the amount of purchases projected to be made from each Material Supplier during such period. Sellers have not received any notice that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.
Section 4.10    Insurance. Section 4.10 of the Disclosure Schedules sets forth a list of all pending claims and the claims history since January 1, 2015 with respect to the Business, the Purchased Assets or the Assumed Liabilities. Except as set forth on Section 4.10 of the Disclosure Schedules, there are no material claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any insurance policies maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.
Section 4.11    Legal Proceedings; Governmental Orders.
(a)    Except as set forth in Section 4.11(a) of the Disclosure Schedules, there are no Actions pending or, to Sellers’ Knowledge, threatened against or by Seller (i) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities, including, without limitation, any such Action before any public utilities commission or similar Governmental Authority, or any Governmental Authority charged with authority over consumer affairs or consumer protection; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. Except as set forth in Section 4.11(a) of the Disclosure Schedules, to Sellers’ Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)    Except as set forth in Section 4.11(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business or the Purchased Assets. Sellers are in compliance with the terms of each Governmental Order set forth in Section 4.11(b) of the Disclosure Schedules. To Sellers’ Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
Section 4.12    Compliance with Laws; Permits.
(a)    Sellers are in compliance in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.
(b)    All Permits required for Sellers to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by the applicable Seller, except for such Permits which would not have a Material Adverse Effect if the Sellers did not have them. All fees and charges that are due and payable with respect to such Permits as of the date hereof have been paid in full. Section 4.12(b) of the Disclosure Schedules lists all current Permits issued to either Seller which are related to the conduct of the Business as currently

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conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration, and all such Permits are valid and in full force and effect. To Sellers’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.12(b) of the Disclosure Schedules.
(c)    All third party brokers with whom the Sellers do business in connection with the Business have all Permits necessary to conduct their brokerage activities on behalf of the applicable Seller in all jurisdictions where such brokerage activities are conducted.
Section 4.13    Employee Benefit Matters.
(a)    Except as set forth in Section 4.13(a) of the Disclosure Schedules, each Benefit Plan and related trust has been established, administered and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyers or any of their Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code.
(b)    Neither Seller nor any of its ERISA Affiliates has engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.
(c)    With respect to each Benefit Plan in which the Business Employees participate (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); and (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan. None of the Purchased Assets is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code.
Section 4.14    Employment Matters.
(a)    Section 4.14(a) of the Disclosure Schedule (or, with respect to items (iv), (v) and (vi) below, a side letter delivered by the Sellers on the date hereof) sets forth for each Business Employee the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, except as set forth in Section 4.14(a) of the

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Disclosure Schedule with respect to commissions, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full or will be paid timely and there are no outstanding agreements, understandings or commitments of Sellers with respect to any compensation, commissions or bonuses. All of the Business Employees are employed by Global GP.
(b)    Neither of the Sellers nor Global GP is or has been, a party to, bound by, or negotiating any Collective Bargaining Agreement or other Contract with a union, works council or labor organization (collectively, “Union”) relating to the employees engaged in the Business, and there is not, and has not been, any Union representing or purporting to represent any employee of Global GP’s engaged in the Business, and, to Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees engaged in the Business for the purpose of collective bargaining. Except as set forth in Section 4.14(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Sellers or any employees of the Business.
(c)    Except as set forth on Section 4.14(c) of the Disclosure Schedules, each employee, independent contractor or consultant of Global GP who provides services on behalf of the Business is employed or engaged on an “at will” basis, and neither Global GP nor either Seller is party to any agreement with any such employee, independent contractor or consultant. Global GP is and has been in compliance in all material respects with all agreements listed on Section 4.14(c) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Global GP and Sellers as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 4.14(c) of the Disclosure Schedule, there are no Actions against Global GP or Sellers pending, or to Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.
(d)    Neither of the Sellers nor Global GP is required to deliver any notices under the WARN Act as a result of the transactions contemplated hereby, and neither of the Sellers nor Global GP currently has any plans to undertake any action in the future that would trigger

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WARN Act notifications with respect to the Business or the employees who provide services to support the Business.
Section 4.15    Taxes. Except as set forth in Section 4.15 of the Disclosure Schedules:
(a)    With regard to the Business, all Tax Returns required to be filed by either Seller or Global GP for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by either Seller or Global GP related to the Business (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b)    With regard to the Business, each Seller or Global GP, as applicable, has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)    Neither Seller is a party to any Action by any taxing authority relating to the Business. There are no pending or, to Sellers’ Knowledge, threatened Actions by any taxing authority relating to the Business.
(d)    There are no Encumbrances for Taxes upon any of the Purchased Assets nor have Sellers received notice, whether or not in writing, that any taxing authority is in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets.
(e)    Neither Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(f)    Neither Seller is, and neither Seller has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).
Section 4.16    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers or any of their Affiliates.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYERS
Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyers jointly and severally represent and warrant to Sellers that the statements contained in this Article V are true and correct as of the date hereof.
Section 5.01    Organization of Buyers. Sprague Operating is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

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Sprague Energy is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.
Section 5.02    Authority of Buyers. Each Buyer has full limited liability company or corporate power and authority (as the case may be) to enter into this Agreement and the other Transaction Documents to which such Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Buyer of this Agreement and any other Transaction Document to which such Buyer is a party, the performance by each Buyer of its obligations hereunder and thereunder and the consummation by each Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company or corporate action (as the case may be) on the part of each Buyer. This Agreement has been duly executed and delivered by each Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of each Buyer enforceable against each Buyer in accordance with its terms. When each other Transaction Document to which each Buyer is or will be a party has been duly executed and delivered by such Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Buyer, enforceable against it in accordance with its terms.
Section 5.03    No Conflicts; Consents. The execution, delivery and performance by each Buyer and Sprague Resources of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of such Buyer or Sprague Resources; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Buyer or Sprague Resources; or (c) except as set forth in Section 5.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which such Buyer or Sprague Resources is a party. No consent, approval, authorization, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to either Buyer or Sprague Resources in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
Section 5.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyers or any of their Affiliates.
Section 5.05    Sufficiency of Funds. Buyers have sufficient cash on hand or other sources of immediately available funds to enable them to make payment of the cash portion of the Purchase Price and to consummate the transactions contemplated by this Agreement.
Section 5.06    Legal Proceedings. There are no Actions pending or, to Buyers’ knowledge, threatened against or by either Buyer or any Affiliate of Buyers that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No

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event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
Section 5.07    Permits and Licenses. Section 5.07 of the Disclosure Schedules sets forth each jurisdiction where the Business is currently conducted in which Buyer(s) is/are licensed or qualified (i) to do business in connection with the Business, (ii) to be a supplier of natural gas, and (iii) to be a broker or aggregator of electricity. All such licensure or qualifications are valid and in full force and effect. All fees and charges that are due and payable with respect to such licensure and/or qualifications as of the date hereof have been paid in full. To Buyers’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any license or qualification set forth in Section 5.07 of the Disclosure Schedules.
ARTICLE VI
COVENANTS
Section 6.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyers (which consent shall not be unreasonably withheld or delayed), Sellers shall conduct the Business in the Ordinary Course of Business with respect to their employees, customers and suppliers. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:
(a)    preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;
(b)    pay the debts, Taxes and other obligations of the Business when due in the Ordinary Course of Business;
(c)    maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(d)    continue in full force and effect all insurance policies, except as required by applicable Law;
(e)    perform all of its obligations in all material respects under all Assigned Contracts;
(f)    maintain the books and records pertaining to the Business, including the Customer Information, in accordance with past practice;
(g)    comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and
(h)    not take any action that would cause any of the changes, events or conditions described in Section 4.05 to occur.

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Section 6.02    Access to Information. From the date hereof until the Closing Date, Sellers shall (a) afford Buyers and their Representatives reasonable access through the shared data site that has been established for due diligence in connection with the transactions contemplated by this Agreement and the other Transaction Documents, or otherwise as mutually agreed by the Parties, to inspect all of the properties, assets, Contracts and other documents and data related to the Business (provided that, any customer data shall be provided only on a de-identified (redacted) basis prior to the Closing); (b) furnish Buyers and their Representatives with such financial, operating and other data and information related to the Business in Sellers’ possession as Buyers or any of their Representatives may reasonably request; and (c) instruct the Representatives of Sellers to cooperate reasonably with Buyers in their due diligence review of the Business. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Sellers. No investigation by Buyers or other information received by Buyers shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement. Without limiting the foregoing, (x) Sellers shall provide Buyers (through Sellers’ employees who hold passwords) reasonable access to (i) TCQ/capacity reports for all utility customers, (ii) all utility scheduling and electronic bulletin boards for such customers, and (iii) all pipeline scheduling and electronic bulletin boards, including in each case, any necessary user IDs and passwords, and (y) promptly following the execution of this Agreement, Sellers will deliver to Buyers a key which decodes the encoded customer names set forth in the Disclosure Schedule.
Section 6.03    No Solicitation of Other Bids.
(a)    From the date hereof until the Closing or earlier termination of this Agreement, Sellers shall not, and Sellers shall not authorize or permit any of their Affiliates or any of their or their Affiliates’ Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of their and their Affiliates’ Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyers or any of their Affiliates) relating to the direct or indirect disposition, whether by asset sale, stock purchase, share exchange, merger or otherwise, of all or any portion of the Business or the Purchased Assets or any other transaction that would be inconsistent with the transactions contemplated by this Agreement. Buyers acknowledge and agree that it shall not be a violation of this Section 6.03 for Sellers to negotiate and transact with their joint venture partner regarding the completion of Sellers’ obligations with respect to Sellers’ performance of existing commitments and exit from the municipal electricity aggregation business.
(b)    Sellers agree that the rights and remedies for noncompliance with this Section 6.03 shall include Buyers’ right to seek specific enforcement of such provision by any court

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having equity jurisdiction without the requirement of posting a bond or other security therefor, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Buyers and that money damages may not provide an adequate remedy to Buyers.
Section 6.04    Notice of Certain Events.
(a)    From the date hereof until the Closing Date, Sellers shall promptly notify Buyers in writing of:
(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct in any material respect or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;
(ii)    receipt by either Seller of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)    receipt by either Seller of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv)    any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.11 or that relates to the consummation of the transactions contemplated by this Agreement.
(b)    Sellers shall undertake to revise and update all sections of the Disclosure Schedule as may be necessary from the date hereof until the date which is three (3) Business Days prior to the Closing Date (i) to reflect any developments between the date hereof and the Closing which relate solely to matters first arising or occurring between the date hereof and the Closing and that cause a representation or warranty which is true and correct as of the date hereof not to be correct when made as of the Closing or (ii) to correct any inaccuracy in any of the representations made that are qualified by reference to the Sellers’ Knowledge (to the extent that Sellers had no Knowledge of such inaccuracy as of the date of this Agreement) (each such update, a “Disclosure Schedule Supplement”). Except as otherwise expressly set forth in Section 6.04(c), no such Disclosure Schedule Supplement shall cure any breach of Sellers’ representations or warranties hereunder or limit Buyers’ right to terminate this Agreement as a result thereof.
(c)    Buyers’ receipt of information pursuant to this Section 6.04, including any Disclosure Schedule Supplement, shall not operate as a waiver (including under Section 8.02 or Section 9.01(b)) or otherwise affect any representation, warranty or agreement given or made by

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Seller in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules. Notwithstanding the foregoing, in the event Sellers deliver any Disclosure Schedule Supplement to Buyers (for the avoidance of doubt, regardless of the content thereof), Buyers shall have a period of ten (10) days following the date of their receipt of such Disclosure Schedule Supplement to elect, in their sole discretion, whether to (x) accept all items set forth therein, in which case Buyer shall not be required to take any further action; (y) if the Disclosure Schedule Supplement indicates that the condition to closing set forth in Section 7.02(a) is no longer satisfied, terminate this Agreement by delivering written notice of such termination to Sellers prior to the expiration of such ten (10) day period (in which case neither party shall have any liability hereunder to each other in connection with such termination); or (z) deliver a written notice to Sellers (a “Discussion Notice”) indicating that Buyers desire to receive additional information or documentation from Sellers with respect to such Disclosure Schedule Supplement and to discuss with Sellers any or all of the items set forth therein and the treatment thereof under this Agreement (including potential adjustments to the Purchase Price in connection therewith), in which case the parties shall use their reasonable best efforts to cooperate in good faith to reach written resolution of such matters within fifteen (15) days following Buyers’ delivery of such Discussion Notice, and if the parties are not able to reach such written resolution within such fifteen (15) day period, then Buyers may elect, in their sole discretion, to terminate this Agreement by delivering written notice of such termination to Sellers (in which case neither party shall have any liability hereunder to each other in connection with such termination); provided, further, that in the event Buyers have the right to, but do not elect to, terminate this Agreement by the later to occur of (A) the expiration of the ten (10) day period set forth in the foregoing clause (y), if no Discussion Notice is timely delivered, or (B) the expiration of the fifteen (15) day period set forth in the foregoing clause (z), if a Discussion Notice is timely delivered, then, following the expiration of such ten (10) or fifteen (15) day period (as applicable), and in either such case Buyers and Sellers do not reach agreement as to how to treat such Disclosure Schedule Supplement and the items set forth therein under this Agreement, then Buyers shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such Disclosure Schedule Supplement and the matters expressly set forth therein and, further, shall have irrevocably waived its right to indemnification under Article VIII with respect to such matters expressly set forth therein. Any obligation that Buyers may otherwise have hereunder to consummate the Transactions shall be suspended for the duration of such ten (10) day period or fifteen (15) day period (as applicable), regardless of whether the conditions set forth in Section 7.01 and Section 7.02 are otherwise satisfied during such period. In the event that Sellers deliver any Disclosure Schedule Supplement to Buyers pursuant to this Section 6.04(c), then, upon the request of Buyers, Sellers shall, and shall cause their employees, managers, members, officers and agents to, promptly afford Buyers and their Representatives access to all information in Sellers’ possession relating to the matters set forth in such Disclosure Schedule Supplement as Buyers may reasonably request in order for Buyers to evaluate whether to exercise their rights under this Section 6.04(c). Upon becoming aware of any matter for which Sellers intend to, or do, deliver a Disclosure Schedule Supplement to Buyers pursuant to this Section 6.04(c), Sellers shall, and shall cause their employees, managers and officers and to, cooperate in good faith with Buyer in using commercially reasonable efforts to take all available steps to minimize any Losses to the Business or the Purchased Assets that may be incurred as a result of or in connection with such matters.

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Section 6.05    Employees and Employee Benefits.
(a)    Commencing on the Closing Date, Global GP shall terminate the employment of each of the Business Employees, and subject to Section 6.05(b), at Buyers’ sole discretion, Buyers may offer employment, on an “at will” basis, to any or all of such employees. Sellers shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 6.05. Sellers and Global GP hereby agree that any non-competition or other agreement between either Seller and any Business Employee hired by the Buyers that could in any way restrict the activities of such Business Employee on behalf of the Buyers will be terminated and of no further force or effect as to such Business Employee’s employment with Buyers. Global GP may continue to employ any Business Employees not offered employment by Buyers, but shall not under any circumstances make any offer of employment with Global GP or any of its Affiliates that competes with any offer of employment made by Buyers.
(b)    For each of the Business Employees hired by Buyers, (i) Global GP will pay all compensation, including commissions, owed to such sales representatives through the Closing Date in such amounts and at such times as required by applicable Law, (ii) Buyers will pay all commissions that become due on existing Assigned Contracts after the Closing Date in accordance with the commission structure currently in place with respect to such Assigned Contracts.
(c)    If a Business Employee rejects Buyers’ offer of employment, the employee will not become an employee of Buyers, and Buyers will not be responsible for the payment of severance or any other payment obligations. If a Business Employee is offered and accepts employment with Buyers, such Business Employee will maintain eligibility for a potential future severance payment based on Buyers’ severance practices, with their years of service with Global GP being credited as part of any length of service determination; provided that, if Buyers terminate such Business Employee’s employment prior to the first anniversary of the Closing Date, such Business Employee’s severance will be in the amounts set forth in a side letter of even date herewith among the parties, which amounts are based on Global GP’s current severance policy.
(d)    Except as otherwise expressly set forth in the Transition Services Agreement, Sellers and Global GP shall be solely responsible, and Buyers shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, accrued sick time, accrued holidays, other accrued paid time off, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with the applicable Seller and/or Global GP or any other Affiliate of Sellers at any time prior to the Closing Date and Sellers shall pay all such amounts to all entitled persons on or prior to the Closing Date.
(e)    Sellers and Global GP shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or

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consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims arise prior to the Closing Date. Sellers and Global GP also shall remain solely responsible for all workers’ compensation claims of any current or former employees, officers or directors of the Business which relate to events occurring prior to the Closing Date.
Section 6.06    Confidentiality.
(a)    Sellers and Buyers reaffirm the terms and provisions of the Confidentiality Agreement and covenant and agree that Sellers, Buyers and their respective Affiliates shall be bound by such terms and provisions.
(b)    From and after the Closing, Sellers shall, and shall cause their Affiliates to, hold, and shall use their commercially reasonable efforts to cause Sellers’ and their Affiliates’ respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that such information (i) is generally available to and known by the public through no fault of Sellers, any of their Affiliates or Sellers’ and their Affiliates’ respective Representatives; or (ii) is lawfully acquired by Sellers, any of their Affiliates or Sellers’ or their Affiliates’ respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers or any of their Affiliates or Sellers’ or their Affiliates’ respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers, to the extent legally permissible, shall promptly notify Buyers in writing and shall cooperate with Buyers (at Buyers’ expense) in any attempt by Buyers to obtain a protective order so as to avoid disclosure of any such information.
(c)    For the avoidance of doubt, (i) from and after the Closing, the information described in subsection (b), above, shall be Confidential Information of the Buyers under the Confidentiality Agreement and (ii) in the event of any conflict between the provisions of the Confidentiality Agreement and the provisions of subsection (b) with respect to such information, the provisions of subsection (b) shall prevail.
Section 6.07    Non-Competition; Non-Solicitation.
(a)    For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant (other than ownership of less than 5% of the outstanding voting securities of any publicly-traded company); or (iii) cause, induce or encourage any material current client, customer, supplier or licensor of the Business, or any other Person who currently has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship with respect to the Business. Notwithstanding the foregoing, and for the avoidance of doubt, Sellers will not solicit customers for sales of natural gas (other than compressed natural gas) or electricity during the Restricted Period, provided that Sellers may continue to engage in the municipal electricity aggregation portion of the Business to the extent

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necessary to satisfy Sellers’ existing commitments and thereafter to wind down such business in an orderly fashion. Nothing in this Section 6.07(a) shall be interpreted to prevent Sellers from soliciting customers for sales of compressed natural gas or products other than natural gas or electricity. In addition, during the Restricted Period, neither the Sellers nor any of their Affiliates shall acquire another entity that conducts the Restricted Business in the Territory unless (x) such Restricted Business accounts for less than 10% of the annual revenues of the acquired entity, (y) such Restricted Business is divested within twelve (12) months of the acquisition thereof and (z) in connection with such divestiture, Sellers or their applicable Affiliate give the Buyers a right of first offer to acquire such Restricted Business.
(b)    During the Restricted Period, Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit the Business Employees or those current employees of Buyers set forth in Schedule 6.07, or encourage any such employee to leave such employment; provided, that nothing in this Section 6.07(b) shall prevent Sellers or any of their Affiliates from hiring (i) any employee whose employment has been terminated by the applicable Buyer or (ii) after one year from the date of termination of employment, any employee whose employment has been terminated by the employee, or from engaging in a general solicitation of employment.
(c)    Sellers acknowledge that a breach or threatened breach of this Section 6.07 may give rise to irreparable harm to Buyers, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by Sellers of any such obligations, Buyers shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(d)    Sellers acknowledge that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyers and constitute a material inducement to Buyers to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 6.08    Books and Records.
(a)    In order to facilitate the transition of the Business from Sellers to Buyers, during the term of the Transition Services Agreement, Sellers shall use their commercially reasonable efforts to make all of Sellers’ computerized customer records related to the Purchased Assets

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available to Buyers for copying or conversion to Buyers’ computer system, in such manner as Buyers shall reasonably determine. The parties acknowledge and agree that the Sellers shall only be required to maintain their current software and hardware for purposes of complying with this Section 6.08 and shall not be required to purchase any new software or hardware unless mutually agreed between the parties.
(b)    In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyers shall, upon reasonable notice, afford Sellers’ Representatives reasonable access (including the right to make, at Sellers’ expense, photocopies or electronic copies), during normal business hours, any documents, computer files or other information provided by Sellers to the Buyers until such materials are destroyed from time to time, in accordance with Buyers’ normal records retention policies then in effect.
(c)    In order to facilitate the resolution of any claims made against or incurred by Buyers after the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Sellers shall, upon reasonable notice, afford Buyers’ Representatives reasonable access (including the right to make, at Buyers’ expense, photocopies or electronic copies), during normal business hours, any documents, computer files or other information related to customer Contracts which terminated prior to the Closing Date, until such materials are destroyed from time to time, in accordance with Sellers’ normal records retention policies then in effect.
(d)    Neither Buyers nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.08 where such access would violate any Law.
Section 6.09    Closing Conditions. From the date hereof until the Closing, each Party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.
Section 6.10    Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, Sellers and Buyers acknowledge that each of Sprague Resources and Global Partners may be required to file one or more Current Reports on Form 8-K with the Securities and Exchange Commission describing this Agreement and the transactions contemplated hereby within four (4) Business Days following the execution and delivery of this Agreement and/or the Closing, and Buyers and Sellers each consent to the filing of such reports and the inclusion of this Agreement as an exhibit to such reports or any subsequent reports filed with the Securities and Exchange Commission by Sprague Resources or Global Partners, as the case may be.

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Section 6.11    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyers; it being understood that any Liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.
Section 6.12    Receivables. From and after the Closing, (i) if either Buyer receives or collects any funds in respect of accounts receivable from customers of the Business, then, unless such funds are clearly intended as payment of an account receivable of one of the Buyers, such Buyer shall take such steps, including contacting the customer in question, to ascertain the invoice to which such payment relates and, if such payment is determined to relate to one or more Accounts Receivable, the applicable Buyer shall remit such funds to the applicable Seller on at least a bi-weekly basis, and (ii) if the applicable Seller or its Affiliate receives or collects any funds in respect of accounts receivable from customers of the Business, then, unless such funds are clearly intended as payment of an Account Receivable, such Seller shall take such steps, including contacting the customer in question, to ascertain the invoice to which such payment relates and, if such payment is determined to relate to one or more accounts receivable of one of the Buyers, the applicable Seller shall remit such funds to the applicable Buyer on at least a bi-weekly basis. For a period of up to twelve (12) months following the Closing, Buyers will use reasonable efforts to assist Sellers with the receipt and processing of the Accounts Receivable to the extent such assistance is necessary and desired by Sellers.
Section 6.13    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid equally by Sellers and Buyers when due. Each Party shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the other Parties shall cooperate with respect thereto as necessary).
Section 6.14    Tax Notifications. Sellers shall cooperate with Buyers in filing (i) Form AU-196.10, Notification of Sale, Transfer, or Assignment in Bulk, with the New York State Department of Taxation and Finance and (ii) Notification of Sale, Transfer or Assignment in Bulk with the New Jersey Department of Treasury, Division of Taxation (the “New Jersey Notice”), which filings shall be made as promptly as possible but in no event later than 10 days prior to the Closing Date. If either of the foregoing taxing authorities asserts that either Seller is liable for any Tax, such Seller shall either dispute such liability in good faith or promptly pay any and all such amounts and shall provide evidence to Buyers that such liabilities have been paid in full or otherwise satisfied. The Buyer shall be entitled to escrow any portion of the Purchase Price required by the New Jersey Department of Treasury, Division of Taxation in respect of the New Jersey Notice.

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Section 6.15    Use of Name. Effective upon the Closing, Seller hereby grants to Buyers the non-exclusive right to use Seller’s name and logos used in the Business for a period equal to the longer of twelve (12) months following the Closing Date or such date on which the customer pools of the Business have been transitioned to Buyers’ pools, in written communications with current customers of Seller and for new customers of the Business to announce the transactions contemplated hereby and for invoicing purposes, as well as for any required regulatory filings or notices and in connection with the assignment of the Assigned Contracts. Any use of Seller’s trademarks and logos other than as set forth above shall be subject to the prior written approval of Seller, which approval shall not be unreasonably withheld, conditioned or delayed. Seller and Buyers will negotiate in good faith a side letter agreement to more fully set forth the intentions of this Section 6.15.
Section 6.16    Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the foregoing, in the event that any of the Acquired Security Deposits remain in the name of a Seller at Closing and are paid over to such Seller following the Closing, such Seller will promptly pay over such Acquired Security Deposits to the applicable Buyer.
Section 6.17    Customer Notices. Following the Closing, Sellers agree to deliver to customers of the Business all notices required by Law as a result of the transactions contemplated by this Agreement within the time periods required by Law.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.01    Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)    Except as contemplated in Section 6.14, no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(b)    Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities, if any, referred to in Section 4.03 of the Disclosure Schedules and Buyers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities, if any, referred to in Section 5.03 of the Disclosure Schedules, in each case, in form and substance reasonably satisfactory to Buyers and Sellers, and no such consent, authorization, order and approval shall have been revoked.

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(c)    Sellers shall have received consent from Sellers’ bank group to deliver the Business, the Purchased Assets and the Assumed Liabilities free and clear of any Encumbrances.
Section 7.02    Conditions to Obligations of Buyers. The obligations of Buyers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyers’ waiver, at or prior to the Closing, of each of the following conditions:
(a)    Other than the representations and warranties of Sellers contained in Section 4.01, Section 4.02, Section 4.07 and Section 4.16, the representations and warranties of Sellers contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers contained in Section 4.01, Section 4.02, Section 4.07 and Section 4.16 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)    Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Sellers shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(c)    No Action shall have been commenced against Buyers or Sellers which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(d)    All approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules and marked with an asterisk (*) shall have been received, and executed counterparts thereof shall have been delivered to Buyers at or prior to the Closing.
(e)    Each of Mercuria Energy America, Inc., South Jersey Resources Group, LLC and J.P. Morgan Ventures Energy Corporation shall have executed and delivered the Forwards Positions Assignment and Assumption Agreement, effective as of the Closing.
(f)    From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

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(g)    Sellers shall have delivered to Buyers duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).
(h)    All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Sellers shall have delivered to Buyers written evidence, in form satisfactory to Buyers in their good faith discretion, of the release of such Encumbrances.
(i)    Buyers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Sellers Closing Certificate”).
(j)    Buyers shall have received the Current Financial Statements and the Schedule Information, updated as of the close of business three (3) days prior to the Closing Date as contemplated by Section 2.05(b).
(k)    Buyers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or managers, as applicable, and shareholders or members, as applicable and as required, of such Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(l)    Buyers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying the names and signatures of the officers of such Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
(m)    Sellers shall have delivered to Buyers such other documents or instruments as Buyers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.
Section 7.03    Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:
(a)    Other than the representations and warranties of Buyers contained in Section 5.01, Section 5.02 and Section 5.04, the representations and warranties of Buyers contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made

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at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyers contained in Section 5.01, Section 5.02 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.
(b)    Buyers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyers shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(c)    No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(d)    All approvals, consents and waivers that are listed on Section 5.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Sellers at or prior to the Closing.
(e)    Buyers shall have delivered to Sellers duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).
(f)    Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer(s) of each Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyers Closing Certificate”).
(g)    Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of such Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(h)    Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Buyer certifying the names and signatures of the officers of such Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
(i)    Buyers shall have delivered to Sellers such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

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ARTICLE VIII
INDEMNIFICATION
Section 8.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.03, Section 4.07 and Section 4.16 (the “Seller Fundamental Representations”) and Section 5.01, Section 5.02, Section 5.03 and Section 5.04 (the “Buyers Fundamental Representations”) shall survive indefinitely, and (ii) Section 4.13 and Section 4.15 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof). All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 8.02    Indemnification by Sellers. Subject to the other terms and conditions of this Article VIII, Sellers and Global Partners (including, without limitation, with respect to the Global GP Provisions), jointly and severally, shall indemnify and defend each Buyer and their Affiliates and respective Representatives (collectively, the “Buyers Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyers Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Sellers or Global GP contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Sellers or Global GP pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers or Global GP pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Sellers or Global GP pursuant to this Agreement;
(c)    any Excluded Liability; or
(d)    any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Sellers or any of their Affiliates (other than the Assumed Liabilities) conducted, existing or arising prior to the Closing Date.

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Section 8.03    Indemnification by Buyers. Subject to the other terms and conditions of this Article VIII, each Buyer and Sprague Resources, jointly and severally, shall indemnify and defend Sellers and their Affiliates and Sellers’ and their Affiliates’ respective Representatives (collectively, the “Sellers Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Sellers Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Buyers contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Buyers pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyers pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Buyers pursuant to this Agreement;
(c)    any Assumed Liability; or
(d)    any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Buyers or any of their Affiliates (other than the Excluded Liabilities) conducted, existing or arising on or after the Closing Date (except to the extent that such Third Party Claim arises out of a breach of any representation, warranty or covenant of the Sellers or Global GP set forth in this Agreement or the other Transaction Documents).
Section 8.04    Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:
(a)    Sellers shall not be liable to the Buyers Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds Two Hundred Thousand Dollars ($200,000) (the “Basket”), in which event Sellers shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 8.02(a) shall not exceed One Million Two Hundred and Fifty Thousand Dollars ($1,250,000) (the “Cap”).
(b)    Buyers shall not be liable to the Sellers Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyers shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyers shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

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(c)    Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any of the Sellers Fundamental Representations, the Buyers Fundamental Representations or any representation or warranty in Section 4.13 or Section 4.15, or (ii) Fraud Matters.
(d)    For purposes of this Article VIII, any Losses resulting from any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
Section 8.05    Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.
(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that the Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable written opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party reasonably

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determines counsel is required. If the Indemnifying Party elects not to defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyers shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within twenty (20) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including

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access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnified Party shall be entitled to indemnification for such Direct Claim on the terms and subject to the provisions of this Agreement.
Section 8.06    Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to the Prime Rate as published from time to time in the “Money Rates” section of The Wall Street Journal. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.
Section 8.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 8.08    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.
Section 8.09    Exclusive Remedies. Subject to Section 6.07 and Section 10.12, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from or relating to Fraud Matters on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Fraud Matters.

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ARTICLE IX
TERMINATION
Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Sellers and Buyers;
(b)    by Buyers by written notice to Sellers if:
(i)    Buyers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by either Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by such Seller within ten (10) days of such Seller’s receipt of written notice of such breach from Buyers; or
(ii)    any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by midnight on the Termination Date unless such failure shall be due to the failure of Buyers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing;
(c)    by Sellers by written notice to Buyers if:
(i)    Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by either Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by such Buyer within ten (10) days of such Buyer’s receipt of written notice of such breach from Sellers; or
(ii)    any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by midnight on the Termination Date, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing; or
(d)    by Buyers or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

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Section 9.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except:
(a)    as set forth in this ARTICLE IX and Section 6.06 and ARTICLE X hereof; and
(b)    that nothing herein shall relieve any Party from liability for any breach of any provision hereof, subject to the provisions of Section 9.03 in all instances.
Section 9.03    Termination Fee. If either the Buyers, on the one hand, or the Sellers, on the other hand, terminate this Agreement (the parties so terminating, the “Terminating Parties”, and the other parties the “Non-Terminating Parties”) for any reason other than the reasons set forth in Section 6.04(b), Section 9.01(a), Section 9.01(b), Section 9.01(c) or Section 9.01(d), as applicable, and all of the conditions to the Terminating Parties’ obligations to consummate the Closing under Section 7.02 or Section 7.03, as applicable, have been satisfied, the parties hereto agree that the Non-Terminating Parties shall have suffered a loss and value to the Non-Terminating Parties of an incalculable nature and amount, and the Terminating Parties shall pay to the Non-Terminating Parties the Termination Fee, as liquidated damages and not as a penalty, which payment of the Termination Fee shall be the sole and exclusive remedy of the Non-Terminating Parties for such termination. The Termination Fee shall be payable in immediately available funds by wire transfer no later than ten (10) Business Days after such termination.
ARTICLE X
MISCELLANEOUS
Section 10.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 10.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

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If to Sellers:	Global Partners LP P.O. Box 9161 800 South Street, Suite 500 Waltham, Massachusetts 02454 E-mail: mromaine@globalp.com Attention: Mark Romaine, Chief Operating Officer with a copy to:
Global Partners LP
P.O. Box 9161
800 South Street, Suite 500
Waltham, Massachusetts 02454
E-mail: efaneuil@globalp.com
Attention: Edward J. Faneuil, Esq., Executive Vice President, General Counsel and Secretary

If to Buyers:
Sprague Operating Resources LLC
185 International Drive
Portsmouth, NH 03801
Facsimile: (603) 430-5324
E-mail: pscoff@spragueenergy.com
Attention: Paul A. Scoff, Vice President, General Counsel and Chief Compliance Officer

with a copy to:	Pierce Atwood LLP One New Hampshire Avenue, Suite 350 Portsmouth, NH 03801 Facsimile: (603) 433-6372 E-mail: spueschel@pierceatwood.com Attention: Scott E. Pueschel
Section 10.03    Disclosure Schedule and Updated Disclosure Schedule. All references in this Agreement to sections of the Disclosure Schedules are contained in the attached “Disclosure Schedule” and are deemed incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the sections of the Disclosure Schedule or other agreement shall be deemed to refer to this entire Agreement, including all sections of the Disclosure Schedule. A disclosure made in one section of the Disclosure Schedule shall satisfy disclosure under another section of the Disclosure Schedule only to the extent that it is readily apparent on the face of such disclosure, without reference to the content of any underlying documents, that such disclosure is applicable to such other section of the Disclosure Schedule. Except as otherwise provided in the Disclosure Schedule, all capitalized terms used therein shall have the meanings assigned to them in this Agreement. Except as expressly set forth in the representation and warranty to which such disclosure relates, no disclosure made in the Disclosure Schedule shall constitute an admission or determination that any fact or matter so disclosed is material, a Seller Material Adverse Effect, meets a dollar or other threshold set forth in this Agreement or would otherwise be required to be disclosed, and no Person shall use the fact of the setting of an amount or the inclusion of such

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facts or matters in any dispute or controversy as to whether any obligation, amount, fact or matter is or is not material or meets a Seller Material Adverse Effect or other threshold for purposes of this Agreement. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement, Law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The headings in the Disclosure Schedule sections are for reference only, and shall not affect the interpretation of the Disclosure Schedule.
Section 10.04    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 10.05    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.06    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 10.07    Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 10.08    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

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Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, either Buyer or Seller may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 10.09    No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.10    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party or Parties so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 10.11    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE CONFIDENTIALITY AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE CONFIDENTIALITY AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CONFIDENTIALITY AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(c).
Section 10.12    Specific Performance. Except as otherwise set forth in Section 9.03, the Parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 10.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

GLOBAL MONTELLO GROUP CORP.

By: /s/ Mark Romaine
Name: Mark Romaine
Title: COO

GLOBAL ENERGY MARKETING LLC

By: /s/ Mark Romaine
Name: Mark Romaine
Title: COO

BUYERS:

SPRAGUE OPERATING RESOURCES LLC

By: /s/ Gary Rinaldi
Name: Gary Rinaldi
Title: COO & CFO

SPRAGUE ENERGY SOLUTIONS INC.

By: /s/ Paul Scoff
Name: Paul Scoff
Title: Vice President, General Counsel & Secretary

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The undersigned executes this Asset Purchase Agreement solely for the purposes set forth in the Preamble.

GLOBAL GP LLC

By: /s/ Mark Romaine
Name: Mark Romaine
Title: COO

    The undersigned executes this Asset Purchase Agreement for the purpose of guaranteeing the punctual performance of the obligations of the Sellers and Global GP hereunder in accordance with their terms, including, without limitation, the indemnification obligations of the Sellers and Global GP under Article VIII.

GLOBAL PARTNERS LP

By: /s/ Mark Romaine
Name: Mark Romaine
Title: COO

The undersigned executes this Asset Purchase Agreement for the purpose of guaranteeing the punctual performance of the obligations of the Buyers hereunder in accordance with their terms, including, without limitation, the indemnification obligations of the Buyers under Article VIII.

SPRAGUE RESOURCES LP

By: /s/ Gary Rinaldi
Name: Gary Rinaldi
Title: COO & CFO

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